Exhibit 21 — Subsidiaries of Registrant — 100 percent Owned

Byron Bank 2445 84th Street, S.W. Byron Center, MI 49315

Byron Investment Services, Inc. (100 percent owned subsidiary of Byron Bank) 2445 84th Street, S.W. Byron Center, MI 49315

Byron Insurance Agency, Inc. (100 percent owned subsidiary of Byron Investment Services) 5445 32nd Avenue Hudsonville, MI 49426

OAK Title Insurance Agency, Inc. (100 percent owned subsidiary of Byron Investment Services) 2445 84th Street, S.W. Byron Center, MI 49315